EXHIBIT 11

                                    KSW, INC.

                         STATEMENT REGARDING COMPUTATION
                           OF INCOME (LOSS) PER SHARE

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

                                               THREE MONTHS       THREE MONTHS
                                                  ENDED              ENDED
                                              MARCH 31, 2004     MARCH 31, 2005
                                              --------------     --------------

Net income (loss)                             $   155,000        $  (644,000)
                                              ============       ============


Income (Loss) Per Share - Basic
-------------------------------
Weighted average shares outstanding
    during the period                           5,470,311          5,470,311
                                              ============       ============


Income (loss) per common share -
Basic                                         $       .03        $      (.12)
                                              ============       ============

Income (Loss) Per Share - Diluted
---------------------------------
Weighted average shares outstanding
    during the period                           5,470,311          5,470,311


Effect of stock options dilution                        0                  0
                                              ------------     --------------

Total shares outstanding for purposes
of calculating diluted earnings                 5,470,311          5,470,311
                                              ------------      -------------


Income (loss) per common and common
equivalent share - Diluted                    $       .03        $      (.12)
                                              ============       ============

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